FOR IMMEDIATE RELEASE                        FOR FURTHER INFORMATION
                                             PLEASE CONTACT:

March 21, 1996                               E. LYNN CASWELL,
                                             PRESIDENT AND CHIEF
                                             EXECUTIVE OFFICER
3:00 P.M.                                    MONARCH BANCORP
                                             (714) 495-3300

                                             HUGH S. SMITH, JR.
                                             CHAIRMAN OF THE BOARD AND
                                             CHIEF EXECUTIVE OFFICER
                                             WESTERN BANK
                                             (310) 477-2401

PRESS RELEASE:
--------------

                        MONARCH BANCORP AND WESTERN BANK
                              SIGN MERGER AGREEMENT

E. Lynn Caswell, President and Chief Executive Officer of Monarch Bancorp, a bank holding company for Monarch Bank, Laguna Niguel, California, and Hugh S. Smith, Jr., President and Chief Executive Officer of Western Bank, Los Angles, California, announced today that the two companies have signed a Definitive Agreement providing for the acquisition of Western Bank by Monarch Bancorp, with Western Bank surviving as a wholly-owned subsidiary of Monarch Bancorp.

"Western Bank is an extremely well run organization and has consistently been one of the most profitable banks in California," observed Mr. Caswell. "We believe that Western Bank will provide the foundation for our goal of building a large community banking organization in Southern California."

Mr. Smith said, "We at Western Bank believe that the merger with Monarch Bancorp is a very positive development, one that will benefit our shareholders, customers and employees. The merger will allow our shareholders to receive cash for their shares as well as allow the Bank additional avenues that would enhance the services we currently offer to our customers."

The Definitive Agreement provides for Western Bank shareholders to receive a per share purchase price in cash of $17.25 per share if the merger occurs by September 30, 1996, and $17.50 per share if the merger occurs after September
30, 1996 and by December 31, 1996.   Consummation of the merger  is subject to
several conditions, including approval of the shareholders of Western Bank, Monarch Bancorp obtaining sufficient commitments within 60 days of the Definitive Agreement for a private placement offering scheduled to be completed in the third quarter of 1996, and regulatory approvals. Monarch Bancorp also announced that Belle Plaine Financial, LLC, the Company's financial advisor, will be assisting the Company in obtaining the commitments and completing the private placement offering.

Monarch Bancorp is a bank holding company for Monarch Bank, with its headquarters office located in Laguna Niguel, California. As of December 31, 1995, total assets of Monarch Bancorp were approximately $70.1 million, and net earnings for the 1995 fiscal year were approximately $685,000.

Monarch Bancorp raised $10.2 million of new common stock through a combined private placement and rights offering in 1995. Participating in that offering were such well known bank investors as Keefe Managers, Mutual Series Fund and Basswood Partners. At December 31, 1995, the leverage capital of Monarch Bancorp stood at 15.7%.

Western Bank has 5 offices serving the communities of Westwood, Beverly Hills, Century City, Santa Monica and Encino. As of December 31, 1995, total assets of Western Bank were $397 million, and net earnings for the 1995 fiscal year were $4.3 million.

Following consummation of the merger, Hugh S. Smith, Jr., will be elected Chairman of the Board and Chief Executive Office of Monarch Bancorp. Lynn Caswell will continue to serve as President and Chief Executive Officer of Monarch Bank and Joseph Digange will be President and Chief Executive Officer of Western Bank. Each of them will serve on the Board of Monarch Bancorp.